                                                                    EXHIBIT 21.1

USA Leasing, L.L.C., a Delaware limited liability company

Uniflame Corporation, a Delaware corporation

Rhino Services, L.L.C., a Delaware limited liability company

CPD Associates, Inc., a North Carolina corporation

Uni-Asia, Ltd., a Seychelles corporation (a subsidiary of Uniflame Corporation)

QuickShip, Inc., a Delaware corporation

Blue Rhino Global Sourcing, LLC, a Delaware limited liability company

Platinum Propane, L.L.C., a Delaware limited liability company

Ark Holding Company LLC, a North Carolina limited liability company

Blue Rhino Consumer Products, LLC, a Delaware limited liability company